UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2020

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Metro Drive, Suite 700 San Jose, California	95110-1346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 408-535-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05.	Costs Associated with Exit of Disposal Activities

On September 14, 2020, Fair Isaac Corporation (the “Company”) committed to a course of action designed to reduce its operating costs in lower value, less strategic areas of the Company’s business in order to facilitate incremental investment in higher value, more strategic areas while also adjusting the Company’s facilities footprint in light of post-pandemic workforce patterns. The Company expects this course of action to result in an aggregate of approximately $36 million in annual expense savings beginning in fiscal 2021, consisting of $8.7 million in reduced facilities expense and $27.3 million in reduced employee expense.

Specifically, the Company will close certain non-core offices and reduce office space in other locations to better align with anticipated needs, and reduce its global workforce by 3.5%, affecting approximately 140 positions. The Company expects these actions to result in an aggregate pre-tax charge of approximately $42 million in the fourth quarter of fiscal 2020, substantially all of which will result in future cash expenditures. This aggregate pre-tax charge will consist of approximately $34 million in costs related to future cash lease obligations for the closed or consolidated locations, net of anticipated sublease income, and approximately $8 million in severance and related pre-tax costs for the headcount reduction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By	/s/ Mark R. Scadina
Mark R. Scadina
Executive Vice President, General Counsel and Secretary

Date: September 16, 2020